UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): January 26, 2006

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21342	94-2873391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 26, 2006, at a meeting of the Compensation Committee of the Board of Directors (“Compensation Committee”) of Wind River Systems, Inc. (the “Company”), the Compensation Committee approved for the fiscal year ending January 31, 2007 (“FY07”) the criteria for on-target performance for the payment of cash bonuses for the Company’s employees that are not eligible for any other variable compensation, which includes the Company’s executive officers. Pursuant to the criteria approved by the Compensation Committee, eligible employees will receive a cash bonus based on the Company’s financial performance for FY07 as measured by bookings and earnings per share, calculated on a non-GAAP basis. Actual bonuses payable for FY07, if any, will vary depending on the extent to which actual performance meets, exceeds, or falls short of the established corporate and individual performance goals for on-target performance for FY07 for each individual. In addition, management, with respect to eligible employees, and the Compensation Committee, with respect to eligible executive officers, retains discretion to modify the bonuses that would be payable to an individual.

The Compensation Committee also approved changes to the annual cash salaries and the cash bonus awards for FY07 for each of the executive officers of the Company.

Name	Title	Salary FY07	Target Award Percentage FY07
Kenneth Klein	Chairman of the Board, President and Chief Executive Officer	$650,000	100%(1)

John J. Bruggeman	Vice President, Worldwide Marketing and Chief Marketing Officer	$280,000	50%(2)

Scot K. Morrison	Vice President, Engineering	$280,000	50%(2)

Robert L. Wheaton	Vice President, Worldwide Field Operations	$250,000	— (3)

Michael W. Zellner	Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary	$325,000	50%(2)

(1)	Percentage represents the maximum cash bonus award for on-target performance as a percentage of $500,000.
(2)	Percentage represents the maximum cash bonus award for on-target performance as a percentage of annual cash salary.
(3)	Executive not eligible for cash bonus award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2006	WIND RIVER SYSTEMS, INC.

	By:	/s/ Michael W. Zellner
Michael W. Zellner
Senior Vice President, Finance and Administration, Chief Financial Officer, and Secretary